Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED BYLAWS
OF
MAF BANCORP, INC.

        MAF BANCORP, INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The Board of Directors of the Corporation, at its meeting duly held on April 30, 2007, adopted resolutions approving the following amendment to the Amended and Restated Bylaws of the Corporation declaring said amendment to be in the best interest of the Corporation. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that Article I, Section 1. of the Amended and Restated By-laws of the Corporation shall be amended effective immediately as follows:

      “Section 1. Annual Meeting.

        An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be in the month of June or at such other time as so determined by the Board of Directors.”

        SECOND: That such amendment has been duly adopted in accordance with provisions of Article X of the Bylaws.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested on its behalf as of April 30, 2007.

Attest:	MAF BANCORP, INC.

/s/_Carolyn Pihera	By:/s/ Allen H. Koranda
Corporate Secretary	Name: Allen H. Koranda Title: Chairman of the Board and Chief Executive Officer